Exhibit 4.1

SUPPLEMENTAL INDENTURE

TO THE INDENTURE

EL POLLO LOCO, INC.

AND

THE BANK OF NEW YORK

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of November 2, 2005

to

Indenture

Dated as of December 19, 2003

9 1/4% Senior Secured Notes due 2009

THIS SUPPLEMENTAL INDENTURE, dated as of November 2, 2005 (the “Supplemental Indenture”), is between El Pollo Loco, Inc., a Delaware corporation (the “Company”) and The Bank of New York, as trustee (the “Trustee”).

WHEREAS, the Company, EPL Intermediate, Inc. and the Trustee have heretofore executed and delivered that certain Indenture dated as of December 19, 2003 ((the “Original Indenture”) for the Company’s 9 1/4% Senior Secured Notes due 2009 (the “Notes”);

WHEREAS, the Company issued originally $110 million aggregate principal amount of the Notes;

WHEREAS, Section 9.02 of the Indenture provides that the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of the Company;

WHEREAS, (1) the Company has received the consent of the Holders of a majority in principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 9.02 of the Indenture, and (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture. The Company delivered to the Trustee, in accordance with Section 9.02, the Board of Directors’ resolution authorizing the Supplemental Indenture and evidence of consent of the majority of Holders in principal amount of the outstanding Notes; and

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Deletion of Definitions and Related References. Section 1.02 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

Section 1.2 Amendment and Restatement of Certain Definition. Clause (1) of the definition of “Permitted Liens” in Section 1.01 of the Indenture is hereby amended and restated in its entirety to read as follows: “(1) Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under the Credit Facilities;”.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.1 Amendments to the Indenture. The Indenture is hereby amended by deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:

Section 4.03 (Reports)

Section 4.04 (Compliance Certificate)

Section 4.05 (Taxes)

Section 4.06 (Stay, Extension and Usury Laws)

Section 4.07 (Restricted Payments)

Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries)

Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock)

Section 4.10 (Asset Sales)

Section 4.11 (Transactions with Affiliates)

Section 4.12 (Liens)

Section 4.13 (Business Activities)

Section 4.14 (Corporate Existence)

Section 4.15 (Offer to Repurchase Upon Change of Control)

Section 4.16 (Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Subsidiaries)

Section 4.17 (Payments for Consent)

Section 4.18 (Additional Note Guarantees)

Section 4.19 (Additional Collateral)

Section 4.20 (Further Assurances; Insurance)

Section 4.21 (Designation of Restricted and Unrestricted Subsidiaries)

Section 5.01(a)(3), 5.01(a)(4) (Merger, Consolidation, or Sale of Assets)

Section 6.01(3), 6.01(4), 6.01(5), 6.01(6), 6.01(7), 6.01(8), 6.01(9) and 6.01(10) (Events of Default)

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 3.2 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. Except as otherwise required by Section 13.01 of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.3 Governing Law. This Supplemental Indenture will be governed by, and construed in accordance with, the laws of the state of New York.

Section 3.4 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture and the Notes shall bind their respective successors.

Section 3.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 3.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 3.7 Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.8 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon the purchase of more than a majority in principal amount of the outstanding Notes issued under the Indenture.

Section 3.9 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of November 2, 2005, the restrictive covenants of the Company and certain of the Events of Default have been eliminated, as provided in the Supplemental Indenture, dated as of November 2, 2005. Reference is hereby made to said Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 3.10 Effect of Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provision hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

EL POLLO LOCO, INC.

By:	/s/ Joseph N. Stein
Name:	Joseph N. Stein
Title:	Vice President and Chief Financial Officer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Jeremy Finkelstein
Name:	Jeremy Finkelstein
Title:	Assistant Vice President